Exhibit 21

Subsidiaries of Citizens Bancorp following the Stock Conversion of Citizens Savings Bank of Frankfort:

                    Name                          Jurisdiction of Incorporation

Citizens Savings Bank of Frankfort                           Federal

Citizens Loan and Service Corporation                        Indiana